EXHIBIT 4

DISCLOSURE CONTROLS AND PROCEDURES

     In accordance with the rules of the Securities and Exchange Commission, Manulife Financial Corporation (the “Company”) maintains disclosure controls and procedures and, under the supervision and with the participation of its management, including its Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of these disclosure controls and procedures (as defined in Rule 13a-15e of the United States Securities Exchange Act of 1934) within 90 days prior to the date of this annual report. Based on that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that, as of the date of the evaluation, the Company’s disclosure controls and procedures were adequate and effective.

Change in Internal Controls

     There were no significant changes in the Company’s internal controls or in other factors that could significantly affect these internal controls subsequent to the date on which the Chief Executive Officer and Chief Financial Officer completed their evaluation of these controls.